Matt Rohrmann (Investor Contact):	(212) 940-3339;	investorrelations@axiscapital.com
Anna Kukowski (Media Contact):	(212) 715-3574;	anna.kukowski@axiscapital.com

AXIS CAPITAL REPORTS FOURTH QUARTER 2020 RESULTS

For the fourth quarter of 2020, the Company reports:
•Improvement of 4.5 points in current accident year combined ratio, excluding catastrophe and weather-related losses, compared to the prior year
•Pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums, of $198 million, or 18.4 points, including the previously disclosed amount of $125 million, or 11.6 points, attributable to the COVID-19 pandemic
•Net loss attributable to common shareholders of $5 million, or $(0.06) per diluted common share, and operating loss1 of $16 million, or $(0.20) per diluted common share1
•Book value per diluted common share of $55.09, an increase of $0.34, or 1%, compared to September 30, 2020

For the year ended 2020, the Company reports:
•Improvement of 4.6 points in current accident year combined ratio, excluding catastrophe and weather-related losses, compared to the prior year
•Pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums, of $774 million, or 17.7 points, including $360 million. or 8.2 points, attributable to the COVID-19 pandemic
•Net loss attributable to common shareholders of $151 million, or $(1.79) per diluted common share, and operating loss of $174 million, or $(2.08) per diluted common share

Pembroke, Bermuda, January 27, 2021 - AXIS Capital Holdings Limited ("AXIS Capital" or the "Company") (NYSE: AXS) today announced financial results for the fourth quarter ended December 31, 2020.
Commenting on the fourth quarter 2020 financial results, Albert Benchimol, President and CEO of AXIS Capital, said:

“This was a year of tremendous challenge. First and foremost, our thoughts are with the people and families afflicted by COVID-19 and those whose lives were upended by extreme weather. For our business, the combined impact of the pandemic which affected both our underwriting and investment results and elevated hurricane activity that made 2020 the fifth costliest cat year on record, led to disappointing financial results that overshadowed significant underlying progress.

"In 2020, AXIS materially strengthened our core performance, highlighted by a year-over-year improvement of 4.6 points to our current accident year combined ratio ex-cat and weather. This progress in our underwriting metrics demonstrates that all of the work that we’ve done in recent years to reposition our portfolio and drive targeted growth in our most attractive markets is delivering tangible results.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

"In addition, I’m proud of our team for stepping up in the face of adversity. We never missed a beat in delivering excellent service and claims support to our clients – and we stayed true to our values, supporting our people, customers, and communities.

"We begin 2021 with positive momentum and confidence. We have great talent, deep relationships with our clients and partners in distribution, a strong and balanced book of business, and leadership positions in markets that are seeing the most meaningful pricing corrections. With all of the progress that’s been achieved, we’re confident that we will see profitable growth and continued improvement in our underwriting and profitability – and we are focused on delivering value to our shareholders.”

1Operating income (loss) and operating income (loss) per diluted common share are non-GAAP financial measures as defined in SEC Regulation G. The reconciliations to the most comparable GAAP financial measures, net income (loss) available (attributable) to common shareholders and earnings (loss) per diluted common share, respectively, and a discussion of the rationale for the presentation of these items are provided later in this press release. Loss per diluted common share and operating loss per diluted common share for the quarter and year ended December 31, 2020 and loss per diluted common share for the quarter ended December 31, 2019, were calculated using weighted average common shares outstanding due to the net loss attributable to common shareholders or operating loss recognized in these periods.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Consolidated Results*

•Net loss attributable to common shareholders for the fourth quarter of 2020 was $5 million, or $(0.06) per diluted common share, compared to a net loss attributable to common shareholders of $10 million, or $(0.12) per diluted common share, for the fourth quarter of 2019.
•Net loss attributable to common shareholders for the year ended December 31, 2020 was $151 million, or $(1.79) per diluted common share, compared to net income available to common shareholders of $282 million, or $3.34, for the same period in 2019.
•Operating loss for the fourth quarter of 2020 was $16 million, or $(0.20) per diluted common share, compared to an operating income of $4 million, or $0.05 per diluted common share, for the fourth quarter of 2019.
•Operating loss for the year ended December 31, 2020 was $174 million, or $(2.08) per diluted common share, compared to operating income of $213 million, or $2.52 per diluted common share, for the same period in 2019.
•Adjusted for dividends, book value per diluted common share increased by $0.76, or 1.4%, compared to September 30, 2020.
•Adjusted for dividends, book value per diluted common share increased by $0.95, or 1.7%, over the past twelve months.

* Amounts may not reconcile due to rounding differences
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Fourth Quarter Consolidated Underwriting Highlights2

•Gross premiums written increased by $87 million, or 7% ($72 million or 6% on a constant currency basis3), to $1.3 billion, with an increase of $143 million, or 15% in the insurance segment, partially offset by a decrease of $56 million, or 19% in the reinsurance segment.
•Net premiums written decreased by $1 million ($11 million or 1% on a constant currency basis), to $785 million, with a decrease of $58 million, or 27% in the reinsurance segment, partially offset by an increase of $57 million, or 10% in the insurance segment.

	Quarters ended December 31,
KEY RATIOS	2020	2019	Change
Current accident year loss ratio excluding catastrophe and weather-related losses[4]	57.4%	62.2%	(4.8	pts)
Catastrophe and weather-related losses ratio	18.4%	12.1%	6.3	pts
Current accident year loss ratio	75.8%	74.3%	1.5	pts
Prior year reserve development ratio	(0.6%)	(1.1%)	0.5	pts
Net losses and loss expenses ratio	75.2%	73.2%	2.0	pts
Acquisition cost ratio	21.3%	22.3%	(1.0	pts)
General and administrative expense ratio	13.1%	11.8%	1.3	pts
Combined ratio	109.6%	107.3%	2.3	pts

Current accident year combined ratio, excluding catastrophe and weather-related losses	91.8%	96.3%	(4.5	pts)

•Pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums, were $198 million ($169 million, after tax), (Insurance: $118 million; Reinsurance: $80 million) or 18.4 points, in the quarter. This amount includes a net claims estimate of $125 million, or 11.6 points, attributable to the COVID-19 pandemic and is in addition to the estimate of $235 million recognized in the first quarter. Our loss reserves provide for ultimate COVID-19 related losses across all lines of business incurred at December 31, 2020. Separately, other catastrophe and weather-related losses were $73 million, or 6.8 points, associated with Hurricanes Zeta and Delta and other weather-related events this quarter. Comparatively, pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums, were $140 million, (Insurance: $20 million; Reinsurance: $120 million) or 12.1 points, in 2019.
•Net favorable prior year reserve development was $7 million (Insurance: $4 million; Reinsurance: $2 million), compared to $14 million (Insurance: $10 million; Reinsurance: $3 million) in 2019.

2 All comparisons are with the same period of the prior year, unless otherwise stated.
3Amounts presented on a constant currency basis are non-GAAP financial measures as defined in SEC Regulation G. The constant currency basis is calculated by applying the average foreign exchange rate from the current year to prior year amounts. The reconciliations to the most comparable GAAP financial measures and a discussion of the rationale for the presentation of these items are provided in this press release.
4The current accident year loss ratio excluding catastrophe and weather-related losses was calculated by dividing the current accident year losses less estimated pre-tax catastrophe and weather-related losses, net of reinsurance by net premiums earned less reinstatement premiums.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Full Year Consolidated Underwriting Highlights2

•Gross premiums written decreased by $72 million, or 1%, to $6.8 billion, with a decrease of $414 million, or 13%, in the reinsurance segment, partially offset by an increase of $342 million, or 9%, in the insurance segment.
•Net premiums written decreased by $153 million, or 3%, to $4.3 billion, with a decrease of $302 million, or 13%, in the reinsurance segment, partially offset by an increase of $148 million, or 7%, in the insurance segment.

	Years ended December 31,
KEY RATIOS	2020	2019	Change
Current accident year loss ratio excluding catastrophe and weather-related losses	57.7%	60.6%	(2.9	pts)
Catastrophe and weather-related losses ratio	17.7%	7.5%	10.2	pts
Current accident year loss ratio	75.4%	68.1%	7.3	pts
Prior year reserve development ratio	(0.3%)	(1.7%)	1.4	pts
Net losses and loss expenses ratio	75.1%	66.4%	8.7	pts
Acquisition cost ratio	21.3%	22.3%	(1.0	pts)
General and administrative expense ratio	13.2%	13.9%	(0.7	pts)
Combined ratio	109.6%	102.6%	7.0	pts

Current accident year combined ratio, excluding catastrophe and weather-related losses	92.2%	96.8%	(4.6	pts)

•Pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums, were $774 million ($691 million, after tax), (Insurance: $443 million; Reinsurance: $330 million) or 17.7 points, for the year, including $360 million, or 8.2 points, attributable to the COVID-19 pandemic. Other catastrophe and weather-related losses were $414 million, or 9.4 points, associated with Hurricanes Laura, Sally, Zeta and Delta, the Midwest derecho, wildfires across the West Coast of the United States, and other weather-related events. Comparatively, pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums, were $336 million (Insurance: $84 million; Reinsurance: $252 million), or 7.5 points, in 2019.
•Net favorable prior year reserve development was $16 million (Insurance: $9 million; Reinsurance: $7 million), compared to $79 million (Insurance: $53 million; Reinsurance: $26 million) in 2019.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Segment Highlights

Insurance Segment

	Quarters ended December 31,
($ in thousands)	2020	2019	Change
Gross premiums written	$1,104,299	$961,608	14.8%
Net premiums written	628,233	570,957	10.0%
Net premiums earned	589,770	559,610	5.4%
Underwriting income (loss)	(66,002)	29,683	nm

Underwriting ratios:
Current accident year loss ratio excluding catastrophe and weather-related losses	56.1%	55.0%	1.1	pts
Catastrophe and weather-related losses ratio	20.0%	3.6%	16.4	pts
Current accident year loss ratio	76.1%	58.6%	17.5	pts
Prior year reserve development ratio	(0.7%)	(1.9%)	1.2	pts
Net losses and loss expenses ratio	75.4%	56.7%	18.7	pts
Acquisition cost ratio	20.0%	22.0%	(2.0	pts)
Underwriting-related general and administrative expense ratio	15.9%	16.2%	(0.3	pts)
Combined ratio	111.3%	94.9%	16.4	pts

Current accident year combined ratio, excluding catastrophe and weather-related losses	92.0%	93.2%	(1.2	pts)
nm - not meaningful - defined as a variance greater than +/-100%
•Gross premiums written increased by $143 million, or 15% ($126 million, or 13% on a constant currency basis), primarily attributable to increases in professional lines, liability and property lines driven by new business and favorable rate changes, and an increase in credit and political risk due to premium adjustments.
•Net premiums written increased by $57 million, or 10% ($45 million, or 8% on a constant currency basis), reflecting higher gross premiums written in the quarter, partially offset by increases in premiums ceded in professional lines, liability, credit and political risk, and property lines.
•Pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums, were $118 million in the quarter, including $67 million, or 11.4 points, attributable to the COVID-19 pandemic. Other catastrophe and weather-related losses were $51 million, or 8.6 points, associated with Hurricanes Zeta and Delta, and other weather-related events. Comparatively, pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums, were $20 million in 2019.
•The current accident year loss, ratio excluding catastrophe and weather-related losses, increased by 1.1 points in the fourth quarter, compared to the same period in 2019, principally due to an increase in loss experience in professional lines associated with cyber business, partially offset by the impact of favorable pricing over loss trends and improved loss experience in property lines largely associated with the repositioning of the portfolio.
•Net favorable prior year reserve development was $4 million this quarter, compared to $10 million in the fourth quarter of 2019.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

•The acquisition cost ratio decreased by 2.0 points in the fourth quarter, compared to the same period in 2019, due to changes in business mix reflecting the increase in professional lines and liability lines written in recent periods.

	Years ended December 31,
($ in thousands)	2020	2019	Change
Gross premiums written	$4,018,399	$3,675,931	9.3%
Net premiums written	2,357,501	2,209,155	6.7%
Net premiums earned	2,299,038	2,190,084	5.0%
Underwriting income (loss)	(235,701)	44,019	nm

Underwriting ratios:
Current accident year loss ratio excluding catastrophe and weather-related losses	55.1%	57.0%	(1.9	pts)
Catastrophe and weather-related losses ratio	19.1%	3.8%	15.3	pts
Current accident year loss ratio	74.2%	60.8%	13.4	pts
Prior period reserve development ratio	(0.4%)	(2.4%)	2.0	pts
Net losses and loss expenses ratio	73.8%	58.4%	15.4	pts
Acquisition cost ratio	20.1%	21.4%	(1.3	pts)
Underwriting-related general and administrative expense ratio	16.5%	18.3%	(1.8	pts)
Combined ratio	110.4%	98.1%	12.3	pts

Current accident year combined ratio, excluding catastrophe and weather-related losses	91.7%	96.7%	(5.0	pts)
nm - not meaningful
•Gross premiums written increased by $342 million, or 9%, primarily attributable to increases in professional lines, liability, property, and accident and health lines driven by new business and favorable rate changes.
•Net premiums written increased by $148 million, or 7% ($138 million, or 6% on a constant currency basis), reflecting higher gross premiums written, partially offset by increases in premiums ceded in professional lines, property and liability lines.
•Pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums, were $443 million for the year, including $204 million, or 8.8 points, attributable to the COVID-19 pandemic. Other catastrophe and weather-related losses were $239 million, or 10.3 points, associated with Hurricanes Laura, Sally, Zeta and Delta, and other weather-related events. Comparatively, pre-tax catastrophe and weather-related losses, net of reinsurance, were $84 million in 2019.
•Underwriting income (loss) for the years ended December 31, 2020 and 2019, included the recognition of premiums attributable to Novae's balance sheet at October 2, 2017, without the recognition of the associated acquisition costs, which were written off at the closing date. The absence of $1 million and $12 million of acquisition expenses related to premiums earned in the years ended December 31, 2020 and 2019, respectively, did not significantly benefit the acquisition cost ratio in 2020 and benefited the acquisition cost ratio by 0.6 points in 2019. Adjusting the acquisition cost ratio for these amounts, the acquisition cost ratio decreased by 1.9 points in 2020, compared to 2019, due to changes in business mix reflecting the increase in professional lines and liability lines business written in recent periods.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Reinsurance Segment

	Quarters ended December 31,
($ in thousands)	2020	2019	Change
Gross premiums written	$244,120	$299,758	(18.6%)
Net premiums written	157,216	215,197	(26.9%)
Net premiums earned	497,598	612,441	(18.8%)
Underwriting loss	(14,833)	(78,937)	(81.2%)

Underwriting ratios:
Current accident year loss ratio excluding catastrophe and weather-related losses	59.0%	68.9%	(9.9	pts)
Catastrophe and weather-related losses ratio	16.3%	19.9%	(3.6	pts)
Current accident year loss ratio	75.3%	88.8%	(13.5	pts)
Prior year reserve development ratio	(0.4%)	(0.6%)	0.2	pts
Net losses and loss expenses ratio	74.9%	88.2%	(13.3	pts)
Acquisition cost ratio	22.9%	22.6%	0.3	pts
Underwriting-related general and administrative expense ratio	4.5%	2.7%	1.8	pts
Combined ratio	102.3%	113.5%	(11.2	pts)

Current accident year combined ratio, excluding catastrophe and weather-related losses	86.4%	94.2%	(7.8	pts)

•Gross premiums written decreased by $56 million, or 19% ($54 million, or 18% on a constant currency basis), primarily attributable to decreases in motor, accident and health, agriculture and engineering lines due to timing differences and the non-renewal of certain contracts. These decreases were partially offset by increases in liability and professional lines due to premium adjustments primarily related to favorable market conditions.
•Net premiums written decreased by $58 million, or 27% ($57 million, or 26% on a constant currency basis), reflecting lower gross premiums written in the quarter, together with increases in premiums ceded in catastrophe and liability lines, partially offset by decreases in premiums ceded in agriculture, and accident and health lines.
•Pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums, were $80 million in the quarter, including $58 million, or 11.6 points, attributable to the COVID-19 pandemic. Other weather-related losses were $22 million, or 4.6 points. Comparatively, pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums, were $120 million in 2019.
•The current accident year loss ratio, excluding catastrophe and weather-related losses, decreased by 9.9 points in the fourth quarter, compared to the same period in 2019, principally due to changes in business mix and improved loss experience in agriculture, engineering, and accident and health lines.
•The underwriting-related general and administrative expense ratio increased by 1.8 points in the quarter, largely attributable to decreases in net premiums earned and fees related to arrangements with strategic capital partners.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

	Years ended December 31,
($ in thousands)	2020	2019	Change
Gross premiums written	$2,808,539	$3,222,927	(12.9%)
Net premiums written	1,978,908	2,280,460	(13.2%)
Net premiums earned	2,072,271	2,397,094	(13.6%)
Underwriting loss	(89,816)	(15,512)	nm

Underwriting ratios:
Current accident year loss ratio excluding catastrophe and weather-related losses	60.6%	64.0%	(3.4	pts)
Catastrophe and weather-related losses ratio	16.2%	10.7%	5.5	pts
Current accident year loss ratio	76.8%	74.7%	2.1	pts
Prior year reserve development ratio	(0.4%)	(1.0%)	0.6	pts
Net losses and loss expenses ratio	76.4%	73.7%	2.7	pts
Acquisition cost ratio	22.6%	23.2%	(0.6	pts)
Underwriting-related general and administrative expense ratio	4.8%	4.3%	0.5	pts
Combined ratio	103.8%	101.2%	2.6	pts

Current accident year combined ratio, excluding catastrophe and weather-related losses	88.0%	91.5%	(3.5	pts)
nm - not meaningful
•Gross premiums written decreased by $414 million, or 13% ($401 million, or 12% on a constant currency basis), primary attributable to decreases in many lines of business due to non-renewals and decreased line sizes associated with the repositioning of the portfolio. These decreases were partially offset by increases in liability and professional lines driven by favorable market conditions.
•Net premiums written decreased by $302 million, or 13%, reflecting lower gross premiums written, together with increases in premiums ceded in liability and professional lines, partially offset by decreases in premiums ceded in catastrophe, accident and health, credit and surety, and agriculture lines.
•Pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums, were $330 million for the year, including $156 million, or 7.6 points, attributable to the COVID-19 pandemic. Other weather-related losses were $174 million, or 8.6 points, associated with the Midwest derecho, Hurricane Laura, wildfires across the West Coast of the United States, and other weather-related events. Comparatively, pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums, were $252 million in 2019.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Investments

Net investment income of $110 million decreased from net investment income of $118 million for the fourth quarter of 2019, primarily due to the decrease in yields. Net realized and unrealized gains recognized in net income for the quarter were $83 million, including net unrealized gains of $35 million ($26 million excluding foreign exchange movements), following an increase in the market value of our equity securities portfolio during the quarter, compared to net realized and unrealized gains of $43 million in the fourth quarter of 2019.

Markets continued to recover in the fourth quarter of 2020, leading to pre-tax total return on cash and investments5 of 1.7% including foreign exchange movements (1.3% excluding foreign exchange movements6). Net unrealized gains of $65 million ($19 million excluding foreign exchange movements) were recognized in the quarter following an increase in the market value of our fixed income portfolio, compared to net unrealized loss of $4 million ($50 million excluding foreign exchange movements) during the fourth quarter of 2019. The prior year pre-tax total return was 1.0% including foreign exchange movements (0.7% excluding foreign exchange movements).

For the year ended December 31, 2020, pre-tax total return on cash and investments was 4.8% including foreign exchange movements (4.4% excluding foreign exchange movements), compared to 6.3% including foreign exchange movements (6.1% excluding foreign exchange movements) for the same period in 2019. Net unrealized gains of $270 million ($233 million excluding foreign exchange movements) were recognized in the year, compared to net unrealized gains of $385 million ($350 million excluding foreign exchange movements) for the same period in 2019.

Our fixed income portfolio book yield was 2.3% at December 31, 2020, compared to 2.8% at December 31, 2019. The market yield was 1.3% at December 31, 2020.

5 Pre-tax total return on cash and investments includes net investment income (loss), net investment gains (losses), interest in income (loss) of equity method investments and change in unrealized investment gains (losses) generated by average cash and investment balances. Total cash and invested assets represents the total cash and cash equivalents, fixed maturities, equity securities, mortgage loans, other investments, equity method investments, short-term investments, accrued interest receivable and net receivable (payable) for investments sold (purchased).
6 Pre-tax total return on cash and investments excluding foreign exchange movements is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to pre-tax total return on cash and investments, the most comparable GAAP financial measure, also included foreign exchange gains (losses) of $60m and $53m for the quarters ended December 31, 2020 and 2019, respectively, and foreign exchange gains of $55m and $25m for the years ended December 31, 2020 and 2019, respectively.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Capitalization / Shareholders’ Equity

Total capital7 at December 31, 2020 was $6.6 billion, including $1.3 billion of debt and $550 million of preferred equity, compared to $7.4 billion at December 31, 2019. The decrease in total capital was attributable to the repayment of $500 million of 5.875% senior unsecured notes, the redemption of all $225 million of our 5.50% Series D Preferred Shares, the net loss generated for the year ended December 31, 2020, and common share dividends declared, partially offset by net unrealized gains reported in other comprehensive income following an increase in the market value of our fixed income portfolio.

Book value per diluted common share, calculated on a treasury stock basis, increased by $0.34 in the current quarter, and decreased by $0.70 over the past twelve months, to $55.09. The increase in the quarter was driven by net unrealized gains reported in other comprehensive income, partially offset by the net loss generated and common share dividends declared. The decrease over the past twelve months was driven by the net loss generated and common share dividends declared, partially offset by net unrealized gains reported in other comprehensive income.

During the fourth quarter of 2020, we declared dividends of $0.42 per common share, which represents an increase of 2.4% and is the 17th consecutive year we have increased dividends since our initial public offering in 2003. Total dividends declared were $1.65 per common share over the past twelve months. Adjusted for dividends declared, the book value per diluted common share increased by $0.76, or 1%, for the quarter and increased by $0.95, or 2%, over the past twelve months.

7Total capital represents the sum of total shareholders' equity and debt.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Conference Call

We will host a conference call on Thursday, January 28, 2021 at 9:30 AM (EST) to discuss the fourth quarter and year-end financial results and related matters. The teleconference can be accessed by dialing 1-877-879-1183 (U.S. callers), or 1-412-902-6703 (international callers), and entering the passcode 4946495 approximately ten minutes in advance of the call. A live, listen-only webcast of the call will also be available via the Investor Information section of our website at www.axiscapital.com. A replay of the teleconference will be available for two weeks by dialing 1-877-344-7529 (U.S. callers), or 1-412-317-0088 (international callers), and entering the passcode 10151074. The webcast will be archived in the Investor Information section of our website.

In addition, an investor financial supplement for the quarter ended December 31, 2020 is available in the Investor Information section of the Company's website.

About AXIS Capital
AXIS Capital, through its operating subsidiaries, is a global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at December 31, 2020 of $5.3 billion and locations in Bermuda, the United States, Europe, Singapore and Canada. Its operating subsidiaries have been assigned a rating of "A+" ("Strong") by Standard & Poor’s and "A" ("Excellent") by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Website and Social Media Disclosure
We use our website (www.axiscapital.com) and our corporate Twitter (@AXIS_Capital) and LinkedIn (AXIS Capital) accounts as channels of distribution of Company information.  The information we post through these channels may be deemed material.  Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, e-mail alerts and other information about AXIS Capital may be received when enrolled in our "E-mail Alerts" program which can be found in the Investor Information section of our website (www.axiscapital.com). The contents of our website and social media channels are not part of this press release.

Please be sure to follow AXIS Capital on LinkedIn.

LinkedIn: http://bit.ly/2kRYbZ5

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2020 (UNAUDITED) AND DECEMBER 31, 2019

	2020	2019

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$12,041,799	$12,468,205
Equity securities, at fair value	518,445	474,207
Mortgage loans, held for investment, at fair value	593,290	432,748
Other investments, at fair value	829,156	770,923
Equity method investments	114,209	117,821
Short-term investments, at fair value	161,897	38,471
Total investments	14,258,796	14,302,375
Cash and cash equivalents	902,831	1,241,109
Restricted cash and cash equivalents	600,401	335,348
Accrued interest receivable	65,020	78,085
Insurance and reinsurance premium balances receivable	2,738,342	3,071,390
Reinsurance recoverable on unpaid losses and loss expenses	4,496,641	3,877,756
Reinsurance recoverable on paid losses and loss expenses	434,201	327,795
Deferred acquisition costs	431,439	492,119
Prepaid reinsurance premiums	1,194,455	1,101,889
Receivable for investments sold	2,150	35,659
Goodwill	100,801	102,003
Intangible assets	219,633	230,550
Value of business acquired	3,854	8,992
Operating lease right-of-use assets	123,579	111,092
Other assets	305,544	287,892
Total assets	$25,877,687	$25,604,054

Liabilities
Reserve for losses and loss expenses	$13,926,766	$12,752,081
Unearned premiums	3,685,886	3,626,246
Insurance and reinsurance balances payable	1,092,042	1,349,082
Debt	1,309,695	1,808,157
Payable for investments purchased	104,777	32,985
Operating lease liabilities	140,263	115,584
Other liabilities	322,564	375,911
Total liabilities	20,581,993	20,060,046

Shareholders' equity
Preferred shares	550,000	775,000
Common shares	2,206	2,206
Additional paid-in capital	2,330,054	2,317,212
Accumulated other comprehensive income	414,395	171,710
Retained earnings	5,763,607	6,056,686
Treasury shares, at cost	(3,764,568)	(3,778,806)
Total shareholders' equity	5,295,694	5,544,008

Total liabilities and shareholders' equity	$25,877,687	$25,604,054

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2020 AND 2019

	Quarters ended		Years ended
	2020 (Unaudited)	2019 (Unaudited)	2020 (Unaudited)	2019

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$1,087,368	$1,172,051	$4,371,309	$4,587,178
Net investment income	109,503	117,557	349,601	478,572
Net investment gains	83,356	42,712	129,133	91,233
Other insurance related income (loss)	(2,819)	5,059	(8,089)	16,444
Total revenues	1,277,408	1,337,379	4,841,954	5,173,427

Expenses
Net losses and loss expenses	817,239	857,394	3,281,252	3,044,798
Acquisition costs	231,800	261,775	929,517	1,024,582
General and administrative expenses	143,252	138,823	579,790	634,831
Foreign exchange losses (gains)	72,309	52,827	81,069	(12,041)
Interest expense and financing costs	15,408	18,562	75,049	68,107
Reorganization expenses	7,059	8,074	7,881	37,384
Amortization of value of business acquired	1,028	2,056	5,139	26,722
Amortization of intangible assets	2,827	2,853	11,390	11,597
Total expenses	1,290,922	1,342,364	4,971,087	4,835,980

Income (loss) before income taxes and interest in income (loss) of equity method investments	(13,514)	(4,985)	(129,133)	337,447
Income tax (expense) benefit	6,291	159	12,321	(23,692)
Interest in income (loss) of equity method investments	9,967	4,073	(3,612)	9,718
Net income (loss)	2,744	(753)	(120,424)	323,473
Preferred share dividends	7,563	9,144	30,250	41,112
Net income (loss) available (attributable) to common shareholders	$(4,819)	$(9,897)	$(150,674)	$282,361

Per share data
Earnings (loss) per common share:
Earnings (loss) per common share	$(0.06)	$(0.12)	$(1.79)	$3.37
Earnings (loss) per diluted common share	$(0.06)	$(0.12)	$(1.79)	$3.34
Weighted average common shares outstanding	84,341	83,957	84,262	83,894
Weighted average diluted common shares outstanding	84,341	83,957	84,262	84,473
Cash dividends declared per common share	$0.42	$0.41	$1.65	$1.61

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE QUARTERS ENDED DECEMBER 31, 2020 AND 2019

	2020			2019
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$1,104,299	$244,120	$1,348,419	$961,608	$299,758	$1,261,366
Net premiums written	628,233	157,216	785,449	570,957	215,197	786,154
Net premiums earned	589,770	497,598	1,087,368	559,610	612,441	1,172,051
Other insurance related income (loss)	556	(3,375)	(2,819)	1,079	3,980	5,059
Net losses and loss expenses	(444,444)	(372,795)	(817,239)	(317,234)	(540,160)	(857,394)
Acquisition costs	(117,954)	(113,846)	(231,800)	(123,300)	(138,475)	(261,775)
Underwriting-related general and
administrative expenses(8)	(93,930)	(22,415)	(116,345)	(90,472)	(16,723)	(107,195)
Underwriting income (loss)(9)	$(66,002)	$(14,833)	(80,835)	$29,683	$(78,937)	(49,254)

Net investment income			109,503			117,557
Net investment gains			83,356			42,712
Corporate expenses(8)			(26,907)			(31,628)
Foreign exchange losses			(72,309)			(52,827)
Interest expense and financing costs			(15,408)			(18,562)
Reorganization expenses			(7,059)			(8,074)
Amortization of value of business acquired			(1,028)			(2,056)
Amortization of intangible assets			(2,827)			(2,853)
Income (loss) before income taxes and interest in income (loss) of equity method investments			$(13,514)			$(4,985)

Net losses and loss expenses ratio	75.4%	74.9%	75.2%	56.7%	88.2%	73.2%
Acquisition cost ratio	20.0%	22.9%	21.3%	22.0%	22.6%	22.3%
General and administrative
expense ratio	15.9%	4.5%	13.1%	16.2%	2.7%	11.8%
Combined ratio	111.3%	102.3%	109.6%	94.9%	113.5%	107.3%
8Underwriting-related general and administrative expenses is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to general and administrative expenses, the most comparable GAAP financial measure, also included corporate expenses of $27 million and $32 million for the quarters ended December 31, 2020 and 2019, respectively. Underwriting-related general and administrative expenses and corporate expenses are included in the general and administrative expense ratio.
9Consolidated underwriting income (loss) is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to income (loss) before income taxes and interest in income (loss) of equity method investments, the most comparable GAAP financial measure, is presented in the table above.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA
FOR THE YEARS ENDED DECEMBER 31, 2020 (UNAUDITED) AND 2019

	2020			2019
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$4,018,399	$2,808,539	$6,826,938	$3,675,931	$3,222,927	$6,898,858
Net premiums written	2,357,501	1,978,908	4,336,409	2,209,155	2,280,460	4,489,615
Net premiums earned	2,299,038	2,072,271	4,371,309	2,190,084	2,397,094	4,587,178
Other insurance related income (loss)	2,647	(10,736)	(8,089)	2,858	13,586	16,444
Net losses and loss expenses	(1,697,014)	(1,584,238)	(3,281,252)	(1,278,679)	(1,766,119)	(3,044,798)
Acquisition costs	(461,533)	(467,984)	(929,517)	(468,281)	(556,301)	(1,024,582)
Underwriting-related general and
administrative expenses(10)	(378,839)	(99,129)	(477,968)	(401,963)	(103,772)	(505,735)
Underwriting income (loss)(11)	$(235,701)	$(89,816)	(325,517)	$44,019	$(15,512)	28,507

Net investment income			349,601			478,572
Net investment gains			129,133			91,233
Corporate expenses(10)			(101,822)			(129,096)
Foreign exchange (losses) gains			(81,069)			12,041
Interest expense and financing costs			(75,049)			(68,107)
Reorganization expenses			(7,881)			(37,384)
Amortization of value of business acquired			(5,139)			(26,722)
Amortization of intangible assets			(11,390)			(11,597)
Income (loss) before income taxes and interest in income (loss) of equity method investments			$(129,133)			$337,447

Net losses and loss expenses ratio	73.8%	76.4%	75.1%	58.4%	73.7%	66.4%
Acquisition cost ratio	20.1%	22.6%	21.3%	21.4%	23.2%	22.3%
General and administrative
expense ratio	16.5%	4.8%	13.2%	18.3%	4.3%	13.9%
Combined ratio	110.4%	103.8%	109.6%	98.1%	101.2%	102.6%
10Underwriting-related general and administrative expenses is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to general and administrative expenses, the most comparable GAAP financial measure, also included corporate expenses of $102 million and $129 million for the years ended December 31, 2020 and 2019, respectively. Underwriting-related general and administrative expenses and corporate expenses are included in the general and administrative expense ratio.
11Consolidated underwriting income (loss) is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to income (loss) before income taxes and interest in income (loss) of equity method investments, the most comparable GAAP financial measure, is presented in the table above.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURES RECONCILIATION (UNAUDITED)
OPERATING INCOME AND OPERATING RETURN ON AVERAGE COMMON EQUITY
FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2020 AND 2019

	Quarters ended		Years ended
	2020	2019	2020	2019

	(in thousands, except per share amounts)

Net income (loss) available (attributable) to common shareholders	$(4,819)	$(9,897)	$(150,674)	$282,361
Net investment (gains) losses(12)	(83,356)	(42,712)	(129,133)	(91,233)
Foreign exchange losses (gains)(13)	72,309	52,827	81,069	(12,041)
Reorganization expenses(14)	7,059	8,074	7,881	37,384
Interest in (income) loss of equity method investments(15)	(9,967)	(4,073)	3,612	(9,718)
Income tax expense (benefit)	2,529	131	13,023	6,656
Operating income (loss)	$(16,245)	$4,350	$(174,222)	$213,409

Earnings (loss) per diluted common share	$(0.06)	$(0.12)	$(1.79)	$3.34
Net investment (gains) losses	(0.99)	(0.50)	(1.53)	(1.08)
Foreign exchange losses (gains)	0.86	$0.62	0.96	(0.14)
Reorganization expenses	0.08	0.10	0.09	0.44
Interest in (income) loss of equity method investments	(0.12)	(0.05)	0.04	(0.12)
Income tax expense (benefit)	0.03	—	0.15	0.08
Operating income (loss) per diluted common share	$(0.20)	$0.05	$(2.08)	$2.52

Weighted average diluted common shares outstanding	84,341	84,631	84,262	84,473

Average common shareholders' equity	$4,730,795	$4,789,939	$4,757,351	$4,512,040

Annualized return on average common equity	(0.4%)	(0.8%)	(3.2%)	6.3%

Annualized operating return on average common equity(16)	(1.4%)	0.4%	(3.7%)	4.7%

12Tax cost (benefit) of $9 million and $5 million for the quarters ended December 31, 2020 and 2019, respectively, and $18 million and $12 million for the years ended December 31, 2020 and 2019, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.
13Tax cost (benefit) of $(5) million and $(4) million for the quarters ended December 31, 2020 and 2019, respectively, and $(4) million and $1 million for the years ended December 31, 2020 and 2019, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.
14Tax (benefit) of $(1) million for the quarters ended December 31, 2020 and 2019, respectively, and $(1) million and $(7) million for the years ended December 31, 2020 and 2019. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.
15Tax cost of $nil for the quarters and years ended December 31, 2020 and 2019. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.
16Annualized operating return on average common equity ("operating ROACE") is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to annualized ROACE, the most comparable GAAP financial measure is presented in the table above, and a discussion of the rationale for its presentation is provided later in this press release.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Risk and Uncertainties Related to COVID-19

The determination of the net claims estimate for the COVID-19 pandemic is based on our ground-up assessment of coverage from individual contracts and treaties across all lines of business, including a review of modeling analyses and market information, where appropriate. In addition, we consider preliminary information received from clients, brokers, and loss adjusters.

The net claims estimate related to the COVID-19 pandemic is subject to significant uncertainty. This uncertainty is driven by the inherent difficulty in making assumptions around the impact of the COVID-19 pandemic due to the lack of comparable events, the ongoing nature of the event, and its far-reaching impacts on world-wide economies and the health of the population. These assumptions include:

•the nature and the duration of the pandemic;
•the effects on health, the economy and our customers;
•the response of government bodies including legislative, regulatory or judicial actions and social influences that could alter the interpretation of our contracts;
•the coverage provided under our contracts;
•the coverage provided by our ceded reinsurance; and
•the evaluation of the net claim estimate and impact of claim mitigation actions.

The actual net ultimate amount of losses for this event may differ materially from the current net claim estimate.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts included in this press release, including statements regarding our estimates, beliefs, expectations, intentions, strategies or projections are forward-looking statements. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the United States federal securities laws. In some cases, these statements can be identified by the use of forward-looking words such as "may", "should", "could", "anticipate", "estimate", "expect", "plan", "believe", "predict", "potential", "intend" or similar expressions. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management's control.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Forward-looking statements contained in this press release may include, but are not limited to, information regarding our estimates for catastrophes and other weather-related losses, including losses related to the COVID-19 pandemic, measurements of potential losses in the fair market value of our investment portfolio and derivative contracts, our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, the outcome of our strategic initiatives, our expectations regarding estimated synergies and the success of the integration of acquired entities, our expectations regarding the estimated benefits and synergies related to our transformation program, our expectations regarding pricing and other market conditions, our growth prospects, and valuations of the potential impact of movements in interest rates, credit spreads, equity securities' prices and foreign currency rates.

Forward-looking statements only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties, and assumptions. Accordingly, there are or will be important factors that could cause actual events or results to differ materially from those indicated in such statements. We believe that these factors include, but are not limited to, the following:

•the adverse impact of the ongoing COVID-19 pandemic on our business, results of operations, financial condition and liquidity;
•the cyclical nature of the insurance and reinsurance business leading to periods with excess underwriting capacity and unfavorable premium rates;
•the occurrence and magnitude of natural and man-made disasters;
•the impact of global climate change on our business, including the possibility that we do not adequately assess or reserve for the increased frequency and severity of natural catastrophes;
•losses from war, terrorism and political unrest or other unanticipated losses;
•actual claims exceeding loss reserves;
•general economic, capital and credit market conditions;
•the failure of any of the loss limitation methods we employ;
•the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions;
•the inability to purchase reinsurance or collect amounts due to us;
•the breach by third parties in our program business of their obligations to us;
•difficulties with technology and/or data security;
•the failure of our policyholders and intermediaries to pay premiums;
•the failure of our cedants to adequately evaluate risks;
•inability to obtain additional capital on favorable terms, or at all;
•the loss of one or more of our key executives;
•a decline in our ratings with rating agencies;
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

•the loss of business provided to us by major brokers and credit risk due to our reliance on brokers;
•changes in accounting policies or practices;
•the use of industry catastrophe models and changes to these models;
•changes in governmental regulations and potential government intervention in our industry;
•inadvertent failure to comply with certain laws and regulations relating to sanctions and foreign corrupt practices;
•increased competition;
•changes in the political environment of certain countries in which we operate or underwrite business including the United Kingdom's withdrawal from the European Union;
•fluctuations in interest rates, credit spreads, equity securities' prices and/or foreign currency values;
•the failure to successfully integrate acquired businesses or to realize the expected synergies resulting from such acquisitions;
•the failure to realize the expected benefits or synergies relating to our transformation initiative;
•changes in tax laws; and
•other factors including but not limited to those described under Item 1A, ‘Risk Factors’ in our most recent Annual Report on Form 10-K and Part II, Item 1A 'Risk Factors' in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 filed with the Securities and Exchange Commission ("SEC"), as those factors may be updated from time to time in our periodic and other filings with the SEC which are accessible on the SEC's website at www.sec.gov. Readers are urged to carefully consider all such factors as the COVID-19 pandemic may have the effect of heightening many of the other risks and uncertainties described.

We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. Some of the measurements we use are considered non-GAAP financial measures under SEC rules and regulations. In this press release, we present underwriting-related general and administrative expenses, consolidated underwriting income (loss), operating income (loss) (in total and on a per share basis), annualized operating return on average common equity ("operating ROACE"), amounts presented on a constant currency basis and pre-tax total return on cash and investments excluding foreign exchange movements which are non-GAAP financial measures as defined in SEC Regulation G. We believe that these non-GAAP financial measures, which may be defined and calculated differently by other companies, better explain and enhance the understanding of our results of operations. However, these measures should not be viewed as a substitute for those determined in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Underwriting-Related General and Administrative Expenses
Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our underwriting operations. While this measure is presented in the 'Segment Information' note to our Consolidated Financial Statements, it is considered a non-GAAP financial measure when presented elsewhere on a consolidated basis.

Corporate expenses include holding company costs necessary to support our worldwide insurance and reinsurance operations and costs associated with operating as a publicly-traded company. As these costs are not incremental and/or directly attributable to our underwriting operations, these costs are excluded from underwriting-related general and administrative expenses, and therefore, consolidated underwriting income (loss). General and administrative expenses, the most comparable GAAP financial measure to underwriting-related general and administrative expenses, also includes corporate expenses.

The reconciliation of underwriting-related general and administrative expenses to general and administrative expenses, the most comparable GAAP financial measure, is presented in the 'Consolidated Segmental Data' section of this press release.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Consolidated Underwriting Income (Loss)
Consolidated underwriting income (loss) is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income (loss) as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative expenses as expenses. While this measure is presented in the 'Segment Information' note to our Consolidated Financial Statements, it is considered a non-GAAP financial measure when presented elsewhere on a consolidated basis.

We evaluate our underwriting results separately from the performance of our investment portfolio. As a result, we believe it is appropriate to exclude net investment income and net investment gains (losses) from our underwriting profitability measure.

Foreign exchange losses (gains) in our consolidated statements of operations primarily relate to the impact of foreign exchange rate movements on our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange losses (gains) on our investment portfolio generally offset a large portion of the foreign exchange losses (gains) arising from our underwriting portfolio. As a result, we believe that foreign exchange losses (gains) are not a meaningful contributor to our underwriting performance, therefore, foreign exchange losses (gains) are excluded from consolidated underwriting income (loss).

Interest expense and financing costs primarily relate to interest payable on our debt. As these expenses are not incremental and/or directly attributable to our underwriting operations, these expenses are excluded from underwriting-related general and administrative expenses, and therefore, consolidated underwriting income (loss).

Reorganization expenses are related to the transformation program which was launched in 2017. This program encompasses the integration of Novae, which commenced in the fourth quarter of 2017, the realignment of our accident and health business, together with other initiatives designed to increase efficiency and enhance profitability, while delivering a customer-centric operating model. Reorganization expenses are primarily driven by business decisions, the nature and timing of which are not related to the underwriting process, therefore, these expenses are excluded from consolidated underwriting income (loss).

Amortization of intangible assets including value of business acquired ("VOBA") arose from business decisions, the nature and timing of which are not related to the underwriting process, therefore, these expenses are excluded from consolidated underwriting income (loss).

We believe that the presentation of underwriting-related general and administrative expenses and consolidated underwriting income (loss) provides investors with an enhanced understanding of our results of operations by
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

highlighting the underlying pre-tax profitability of our underwriting activities. The reconciliation of consolidated underwriting income (loss) to income (loss) before income taxes and interest in income (loss) of equity method investments, the most comparable GAAP financial measure, is presented in the 'Consolidated Segmental Data' section of this press release.

Operating Income (Loss)
Operating income (loss) represents after-tax operational results exclusive of net investment gains (losses), foreign exchange losses (gains), reorganization expenses, and interest in income (loss) of equity method investments.

Although the investment of premiums to generate income and investment gains (losses) is an integral part of our operations, the determination to realize investment gains (losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our consolidated statements of operations primarily relate to the impact of foreign exchange rate movements on net insurance-related liabilities. In addition, we recognize unrealized foreign exchange losses (gains) on our equity securities and foreign exchange losses (gains) realized on the sale of our available for sale investments and equity securities in net investment gains (losses). We also recognize unrealized foreign exchange losses (gains) on our available for sale investments in other comprehensive income (loss). These unrealized foreign exchange losses (gains) generally offset a large portion of the foreign exchange losses (gains) reported in net income (loss), thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As a result, foreign exchange losses (gains) in our consolidated statements of operations in isolation are not a fair representation of the performance of our business.

Reorganization expenses are related to the transformation program which was launched in 2017. This program encompasses the integration of Novae, which commenced in the fourth quarter of 2017, the realignment of our accident and health business, together with other initiatives designed to increase efficiency and enhance profitability, while delivering a customer-centric operating model. Reorganization expenses are primarily driven by business decisions, the nature and timing of which are not related to the underwriting process, therefore, these expenses are excluded from operating income (loss).

Interest in income (loss) of equity method investments is primarily driven by business decisions, the nature and timing of which are not related to the underwriting process, therefore, this income (loss) is excluded from operating income (loss).

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Certain users of our financial statements evaluate performance exclusive of after-tax net investment gains (losses), foreign exchange losses (gains), reorganization expenses, and interest in income (loss) of equity method investments to understand the profitability of recurring sources of income.

We believe that showing net income (loss) available (attributable) to common shareholders exclusive of after-tax net investment gains (losses), foreign exchange losses (gains), reorganization expenses, and interest in income (loss) of equity method investments reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons. The reconciliation of operating income (loss) to net income (loss) available (attributable) to common shareholders, the most comparable GAAP financial measure, is presented in the 'Non-GAAP Financial Measures Reconciliation' section of this press release.

We also present operating income (loss) per diluted common share and annualized operating ROACE, which are derived from the operating income (loss) measure and are reconciled to the most comparable GAAP financial measures, earnings (loss) per diluted common share and annualized return on average common equity ("ROACE"), respectively, in the 'Non-GAAP Financial Measures Reconciliation' section of this press release.

Constant Currency Basis
We present gross premiums written and net premiums written on a constant currency basis in this press release. The amounts presented on a constant currency basis are calculated by applying the average foreign exchange rate from the current year to the prior year amounts. We believe this presentation enables investors and other users of our financial information to analyze growth in gross premiums written and net premiums written on a constant basis. The reconciliation to gross premiums written and net premiums written on a GAAP basis is presented in the 'Insurance Segment' and 'Reinsurance Segment' sections of this press release.

Pre-Tax Total Return on Cash and Investments excluding Foreign Exchange Movement
Pre-tax total return on cash and investments excluding foreign exchange movements measures net investment income (loss), net investments gains (losses), interest in income (loss) of equity method investments, and change in unrealized gains (losses) generated by average cash and investment balances. The reconciliation of pre-tax total return on cash and investments excluding foreign exchange movements to pre-tax total return on cash and investments, the most comparable GAAP financial measure, is presented in the 'Investments' section of this press release. We believe this presentation enables investors and other users of our financial information to analyze the performance of our investment portfolio.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Acquisition of Novae

On October 2, 2017, we acquired Novae. At the acquisition date, we identified VOBA which represents the present value of the expected underwriting profit within policies that were in-force at the closing date of the transaction. In addition, the allocation of the acquisition price to the assets acquired and liabilities assumed based on estimated fair values at the acquisition date, resulted in the write-off of the deferred acquisition cost asset on Novae's balance sheet at the acquisition date as the value of policies in-force on that date are considered within VOBA. Consequently, underwriting income (loss) the quarter ended December 31, 2019 and years ended December 31, 2020 and 2019 included the recognition of premiums attributable to Novae's balance sheet at the acquisition date without the recognition of the associated acquisition costs.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com